DCB FINANCIAL CORP

Exhibit 4

DCB Financial Corp

110 Riverbend Avenue

Lewis Center, Ohio 43035

May 15, 2012

Securities and Exchange Commission

100 F Street. N.E.

Washington, D.C. 20549

Gentlemen:

DCB Financial Corp, an Ohio corporation (“DCB”), is today filing a Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (the “Form 10-Q”).

Pursuant to the instructions relating to the Exhibits in Item 601(b) (4) (iii) of Regulation S-K, DCB hereby agrees to furnish the Commission, upon request, copies of instruments and agreements defining the rights of holders of its long-term debt and of the long-term debt of its consolidated subsidiaries, which are not being filed as exhibits to the Form 10-Q. No such instrument represents long-term debt in excess of 10% of the total assets of DCB and its subsidiaries on a consolidated basis.

Very truly yours,

/s/ Ronald J. Seiffert
Ronald J. Seiffert President and CEO